On May 17, 2013, NASDAQ Listing Qualifications staff (Staff) notified Prime Acquisition Corporation (Company) that it determined to delist the Company based on the Companys failure to comply with Rules 5550(a)(3) and (4). On May 23, 2013, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on July 11, 2013. On July 31, 2013, the Panel issued a decision that granted the Company continued listing subject to certain conditions and milestones. On October 9, 2013, the Panel issued a decision to delist the Company, noting it had not met the final milestone by the September 30, 2013 deadline. On October 24, 2013, the Company exercised its right to appeal the October 9, 2013 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On
December 23, 2013, the Council issued a decision that affirmed the October 9, 2013 Panel decision to delist the Companys securities.
On April 23, 2014, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).